Senseonics Holdings, Inc. Reports Third Quarter 2026 Financial Results

●	Generated third quarter revenue of $19.6 million, an increase of approximately 140% year-over-year
●	Raised full-year 2026 revenue guidance to $68 million to $70 million from $62 million to $66 million, representing year-over-year growth of 93% to 98%
●	Achieved gross margin of approximately 62% during Q3, and raising full-year gross margin guidance to more than 60% from 58% to 61%

GERMANTOWN, MD., November 9, 2026 (GLOBE NEWSWIRE) -- Senseonics Holdings, Inc. (NASDAQ: SENS), a diabetes company redefining continuous glucose monitoring (CGM) with long-term implantable sensing technology, today announced third quarter 2026 financial results and provided a business update.

Recent Highlights & Accomplishments

●	Drove third consecutive quarter of strong execution and performance since bringing U.S. Eversense® commercial operations in-house, delivering expansion of third quarter revenue to $19.6 million and gross margins to approximately 62%
●	U.S. third quarter revenue increased approximately 160% year-over-year to $16.8 million on record quarterly shipment volume, with active prescribers up approximately 90% year-over-year
●	Grew the EON Care network to more than 100 inserters, who performed over 40% of third quarter Eversense insertion procedures; increased the target goal of EON Care inserters to 120 by year-end
●	Announced a strategic partnership with Beta Bionics to integrate Eversense 365 with the iLet® Bionic Pancreas automated insulin delivery system to support continued growth into 2027, with commercial launch planned for the fourth quarter of 2026, subject to completion of integration activities and applicable requirements
●	Initiated the first-in-human study of Freedom, an investigational next-generation CGM system designed to communicate directly with a mobile device without any on-body component, building on the clinical experience and sensor technology shared with Eversense 365 and Gemini

“Our approximately 140% year-over-year revenue growth in Q3 reflects the progress we are making in executing our commercial strategy and driving increased awareness and demand for Eversense 365,” stated Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Recent investments in commercial infrastructure are expanding patient access, supporting our growth and improving gross margins. We believe this infrastructure positions us to reach more patients as we expand pump compatibility and advance an innovative product pipeline designed to reduce device burden and offer greater convenience in everyday life. We are encouraged by the opportunities ahead and, given our continued momentum, are raising our full-year revenue outlook.”

Brian Hansen, Chief Commercial Officer of Senseonics added, “Multiple initiatives to expand awareness and access create opportunities to bring Eversense to patients and prescribers we had not previously reached. As EON Care grows, we can extend our direct-to-consumer and health care provider outreach into additional markets with an insertion option already in place. We continue to build on our successful partnership with Sequel and the integration between Eversense 365 and twiist™ to reach patients seeking an AID solution. We expect our relationship with Beta Bionics to expand patient choice by pairing Eversense with another insulin delivery system. These efforts, together with our focus on commercial execution and continued direct-to-consumer outreach, position us to support broader adoption of Eversense 365.”

Third Quarter 2026 Results:

Total revenue for the third quarter of 2026 was $19.6 million, an increase of approximately 140% compared to $8.1 million for the third quarter of 2025. U.S. revenue for the third quarter of 2026 was $16.8 million, an increase of 160% compared to $6.4 million for the third quarter of 2025. Revenue outside the U.S. was $2.8 million, an increase of approximately 65% compared to $1.7 million in the prior year period. Senseonics’ dedicated commercial teams are now leading the Eversense 365 launches in our European markets. With commercial operations now fully within Senseonics globally, the Company is focused on growing adoption and expanding patient access across these markets. Given the pace of U.S. outperformance, the Company now expects revenue outside the United States to represent approximately 15% of full-year 2026 revenue.

Third quarter 2026 gross profit was $12.1 million, representing gross margin of approximately 62%, compared to gross profit of $3.5 million, or 43% gross margin, for the third quarter of 2025.

Third quarter 2026 research and development expenses were $11.7 million, compared to $7.8 million for the third quarter of 2025, reflecting continued clinical trial activity for Gemini and development work on Freedom.

Third quarter 2026 selling, general and administrative expenses were $32.3 million, compared to $15.3 million for the third quarter of 2025, reflecting the ongoing costs of the Company’s commercial organization in the U.S. and Europe.

Net loss was $32.7 million, or $0.50 loss per share, in the third quarter of 2026 compared to net loss of $19.5 million, or $0.43 loss per share, in the third quarter of 2025.

As of September 30, 2026, cash, cash equivalents, restricted cash and short-term investments totaled $126.6 million, and the carrying value of debt under the Company’s Hercules Capital facility was approximately $56.2 million, with $55.0 million in principal borrowings outstanding, consistent with the second quarter.

Full Year 2026 Financial Outlook

Senseonics is raising its full-year 2026 global net revenue guidance to $68 million to $70 million from $62 million to $66 million, representing year-over-year growth of 93% to 98%, and is raising its full-year gross margin guidance to more than 60% from its prior range of 58% to 61%. The Company’s outlook continues to reflect continued momentum in U.S. Eversense 365 growth, planned direct-to-consumer marketing investment, the continued traction of other sales and marketing initiatives, utilization of the U.S. patient assistance programs for Eversense 365, and the ongoing roll-out of Eversense 365 outside the United States.

Conference Call Information

Management will hold a conference call to review the Company’s third quarter 2026 performance starting today at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on Senseonics’ website at www.senseonics.com by navigating to

“Investor Relations,” and then “Events & Publications,” and will be archived there for future reference. To listen to the conference call, please dial 1-800-343-4136 (US/Canada) or 1-203-518-9843 (International), passcode SENSQ3, approximately five to ten minutes prior to start time.

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a diabetes company redefining continuous glucose monitoring (CGM) with long-term implantable sensing technology. Driven by a mission to transform lives in the diabetes community, Senseonics is the maker of Eversense® 365, the world's first and only one-year CGM system, and is advancing a differentiated pipeline of innovation.

By commercializing Eversense 365 and pushing the boundaries of sensing technology, Senseonics is empowering better diabetes management, reducing the device burden, expanding patient choice, and shaping the future of diabetes care.

For more information, visit www.senseonics.com.

About Eversense

Eversense® 365 is the only long-term continuous glucose monitoring (CGM) system available, offering people with diabetes a truly differentiated CGM experience. Designed for people with diabetes who demand more, Eversense 365 combines a small sensor inserted under the skin by a healthcare provider with a removable smart transmitter that delivers real-time glucose data to a mobile app or an integrated Automated Insulin Delivery (AID) system. With a single sensor designed to last a full year, Eversense 365 provides a unique approach to CGM that supports health outcomes, enhances patient confidence, and minimizes the burden associated with short-term devices.

Eversense 365 is cleared in the U.S. and approved in Europe for people with diabetes aged 18 years and older, and is available by prescription only. The system is indicated for continually measuring glucose levels for up to 365 days, and for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions (fingerstick BG measurements are still required for calibration primarily one time per week after day 14, and when symptoms do not match CGM information or when taking medications of the tetracycline class). It is available in the U.S. and in select European markets. Patients should talk to their health care provider to learn more. For important safety information, visit https://www.eversensediabetes.com/safety-info/.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue and gross margin guidance under the heading “Full Year 2026 Financial Outlook” and expected geographic revenue mix; plans to expand the EON Care network and commercial outreach; anticipated benefits of commercial investments and initiatives; the continued roll-out of Eversense 365 in Europe; the anticipated timing and benefits of integrations with automated insulin delivery systems; future clinical development and intended functionality of Gemini and Freedom; future demand for and adoption of Eversense; and other statements containing the words “believe,” “expect,” “intend,” “may,” “could,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties related to demand, adoption, reimbursement, sales mix and costs affecting revenue and gross margins; the Company’s ability to expand its commercial infrastructure and achieve the anticipated benefits of its commercial initiatives; risks related to the continued commercial transition and roll-out of Eversense 365 in Europe, including the timing of tender updates; uncertainties in insurer, regulatory and administrative processes and decisions; uncertainties in clinical development, regulatory review, and successful commercialization of new technology and solutions, including Gemini and Freedom, including uncertainties resulting from the Company’s dependence on third parties within the Company’s development programs and supply chain; uncertainties in completing integrations, satisfying applicable requirements and coordinating with collaboration partners and other third parties; uncertainties inherent in the ongoing commercialization and expansion of Eversense and Senseonics’ and its partners’ activities; uncertainties relating to the current economic and regulatory/political environment, including the effects of tariffs; and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed with the SEC under the heading “Risk Factors.” The forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer

LifeSci Advisors

investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2026	2025
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$47,759	$40,234
Restricted cash	315	315
Short-term investments, net	78,544	53,796
Accounts receivable, net	13,102	6,807
Accounts receivable, net - related parties	—	5,312
Inventory, net	8,439	6,703
Prepaid expenses and other current assets	4,741	4,366
Total current assets	152,900	117,533

Deposits and other assets	5,340	4,536
Property, equipment and intangible assets, net	4,267	4,200
Total assets	$162,507	$126,269
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,503	$4,059
Accrued expenses and other current liabilities	20,209	15,091
Accrued expenses and other current liabilities, related parties	1,076	5,198
Notes payable, current portion, net	2,025	—
Total current liabilities	25,813	24,348

Long-term debt and notes payable, net	54,204	35,586
Non-current operating lease liabilities	4,869	5,289
Total liabilities	84,886	65,223

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value per share; 140,000,000 and 70,000,000 shares authorized as of September 30, 2026 and December 31, 2025, respectively; 54,775,503 shares and 41,265,778 shares issued and outstanding as of September 30, 2026 and December 31, 2025	55	41
Additional paid-in capital	1,196,325	1,077,923
Accumulated other comprehensive income (loss)	(57)	69
Accumulated deficit	(1,118,702)	(1,016,987)
Total stockholders’ equity	77,621	61,046
Total liabilities and stockholders’ equity	$162,507	$126,269

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue, net	$19,342	$4,202	$41,358	$9,235
Revenue, net - related parties	219	3,893	4,398	11,766
Total revenue	19,561	8,095	45,756	21,001
Cost of sales	7,492	4,627	18,188	12,907
Gross profit	12,069	3,468	27,568	8,094

Expenses:
Research and development expenses	11,667	7,759	31,917	22,773
Selling, general and administrative expenses	32,258	15,310	95,341	32,733
Operating loss	(31,856)	(19,601)	(99,690)	(47,412)
Other (expense) income, net:
Interest income	1,173	1,236	2,947	2,884
Interest expense	(1,813)	(1,171)	(4,606)	(3,745)
Other (expense) income	(181)	6	(366)	(17)
Total other (expense) income, net	(821)	71	(2,025)	(878)

Net Loss	(32,677)	(19,530)	(101,715)	(48,290)
Other comprehensive loss
Translation adjustments	35	—	66	—
Unrealized (loss) gain on marketable securities	(38)	65	(192)	88
Other comprehensive (loss) gain	(3)	65	(126)	88
Total comprehensive loss	$(32,680)	$(19,465)	$(101,841)	$(48,202)

Basic net loss per common share	$(0.50)	$(0.43)	$(1.80)	$(1.19)
Basic weighted-average shares outstanding	65,736,278	44,953,694	56,569,410	40,554,943

Diluted net loss per common share	$(0.50)	$(0.43)	$(1.80)	$(1.19)
Diluted weighted-average shares outstanding	65,736,278	44,953,694	56,569,410	40,554,943

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.